Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Firstbank Corporation

We hereby consent to the incorporation by reference in the registration statement (Form S-8 No. 333-95427 and Form S-8 No. 333-180162) for Firstbank Corporation, of our report dated June 26, 2012, with respect to the statements of net assets available for benefits of Firstbank Corporation 401(k) Plan as of December 31, 2011 and 2010, the related statements of changes in net assets available for benefits for the years then ended, and the related December 31, 2011 supplemental schedule of assets (held at end of year), included in this Annual Report on Form 11-K of Firstbank Corporation 401(k) Plan for the year ended December 31, 2011.

/s/Rehmann Robson, P.C.
REHMANN ROBSON, P.C.

Saginaw, Michigan
June 26, 2012